Exhibit 99.1

15 May 2013

Diligent Board Member Services, Inc. (Diligent)

Diligent is pleased to announce the appointment of Carl Blandino as its Chief Financial Officer.

Mr. Blandino was previously Senior Vice President and Chief Financial Officer at CashEdge, Inc., a U.S. software-as-a-service (SaaS) provider of a mobile and online payments network and risk management services to financial institutions. While Mr. Blandino was at CashEdge, Inc., the company experienced an increase in revenue of 94% from 2007 to 2011. Mr. Blandino contributed to the successful sale of the Company to Fiserv in June 2011. Prior to this, he held CFO roles at other public and private companies including Informed Medical Communications, and Open Solutions Inc. Open Solutions Inc, with Mr. Blandino as CFO, completed a successful IPO in 2003 and a follow-on offering in 2004.

Diligent Chief Executive Officer Alex Sodi said, “Carl brings a deep understanding of the global SaaS industry, and he has extensive experience leading the finance organisation in both public and private companies. His capabilities will benefit Diligent in the global landscape we now operate in.”

Chairman David Liptak stated, “His proven skill-set in corporate finance, compliance, investor relations, human resources and system implementation will be a timely addition to the executive team as the company continues to grow internationally and across new industries.”

Carl will start in his new role at Diligent immediately.

Mr. Blandino succeeds Steven Ruse, who will become Executive Vice President of Finance. Mr Sodi thanked Mr. Ruse for his contributions and commitment to Diligent over the past four years and said, “I am happy that Steve has decided to stay with the company and assume the role of Executive Vice President of Finance. His knowledge and support will be valuable as Carl joins the company and transitions into the CFO role.”

Investor inquiries:	Media inquiries:
Sonya Joyce	Geoff Senescall
Phone: +64 4 894 6912	Phone: +64 21 481 234